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                                                                     EXHIBIT 4.3






                                   REGISTRAR,
                     TRANSFER AGENCY AND SERVICE AGREEMENT
                          FOR CORPORATE EQUITY ISSUES
                                    BETWEEN

                                New Holland N.V.

                                      and

                   Morgan Guaranty Trust Company of New York
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                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Article 1   Terms of Appointment, Duties of the Bank....................... 2

Article 2   Fees and Expenses.............................................. 4

Article 3   Representations and Warranties of the Bank..................... 5

Article 4   Representations and Warranties of the Company.................. 5

Article 5   Indemnification................................................ 6

Article 6   Standard of Care............................................... 8

Article 7   Covenants of the Company and the Bank.......................... 9

Article 8   Termination of Agreement....................................... 11

Article 9   Assignment..................................................... 11

Article 10  Notices........................................................ 12

Article 11  Amendment...................................................... 13

Article 12  New York Law to Apply.......................................... 13

Article 13  Merger of Agreement............................................ 13

Article 14  Counterparts................................................... 13

SIGNATURES................................................................. 14

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                REGISTRAR TRANSFER AGENCY AND SERVICE AGREEMENT
                          FOR CORPORATE EQUITY ISSUES

     AGREEMENT made as of the 6th day of November 1996, by and between New Holland N.V., a corporation organized under the laws of the Kingdom of the Netherlands, having its registered office at Prof. Bavincklaan 5, 1183 AT Amstelveen, The Netherlands (the "Company") and Morgan Guaranty Trust Company of New York, a New York corporation having its principal office and place of business at 60 Wall Street, New York, New York 10260 (the "Bank").

     WHEREAS, the Company desires to appoint the Bank as its registrar, transfer agent, dividend disbursing agent and agent in connection with certain other activities and the Bank desires to accept such appointment;

     WHEREAS, if the Company appoints the Bank as registrar it shall do so by naming the Bank registrar in and the Bank shall be bound by the terms of this Agreement as it relates to the registrar;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows;

ARTICLE 1 TERMS OF APPOINTMENT; DUTIES OF THE BANK

     1.01 Subject to the terms and conditions set forth in this Agreement, the Company hereby employs and appoints the Bank to act as, and the Bank agrees to act as registrar (if appointed by the Company), transfer agent for the Company's authorized and issued common shares, par value NLG 1.00 each ("Shares") and dividend disbursing agent.

     1.02 The Bank agrees that it will perform the following services:

          (a) In accordance with procedures established from time to time by agreement between the Company and the Bank, the Bank shall:

               (i) record in the Share register the appropriate number of authorized Shares;

               (ii) record in the Share register transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;



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                    (iii)     prepare and transmit payments for dividends and
                              distributions declared by the Company;

                    (iv) issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Bank of indemnification satisfactory to it and protecting it, and the Bank at its option, may issue replacement certificates in place of mutilated Share certificates upon presentation thereof and without such indemnity;

                    (v) when mail is used for delivery by the Bank of registered Share certificates, the Bank will forward said certificates in "non-negotiable" form by first-class mail or by registered mail in accordance with the Bank's general practice as transfer agent and the Bank will forward said certificates in "negotiable" form by registered mail, all such mail deliveries to be covered while in transit to the addressee by insurance arranged for by the Bank and paid for by the Company;

                    (vi) prepare a physical print-out of the Share register of the Company maintained by the Bank on a monthly basis and promptly mail such print-out to the Company at its registered office in the Netherlands or to such other location as the Company shall request in writing; and

               (b) In addition to and not in lieu of the services set forth in the above paragraph (a), the Bank shall perform all of the customary services of a registrar, transfer



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                           agent, and dividend disbursing agent as described in
                           Article 1 consistent with those requirements in effect as of the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) described in the following fee section, include the fees for providing the general services related to maintaining all shareholder accounts, preparing shareholder meeting lists, mailing proxies, and mailing shareholder reports to current shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all registered shareholders, preparing and mailing confirmation forms and statements of account to shareholder accounts, and providing shareholder account information.

                  (c) The Bank shall provide additional services on behalf of the Company (i.e., escheatment services) which may be agreed upon in writing between the Company and the Bank.

ARTICLE 2 FEES AND EXPENSES

         2.01 For the performance by the Bank pursuant to this Agreement, the Company agrees to pay the Bank an annual maintenance fee as set out in a separate fee schedule. Such fees and out-of-pocket expenses and advances identified under Section
                  2.02 below may be changed from time to time subject to mutual written agreement between the company and the Bank.

         2.02 In addition to the fee paid under Section 2.01 above, the Company agrees to reimburse the Bank for out-of-pocket expenses, including but not limited to


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          confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage or advances incurred by the Bank for the items set out in the separate fee schedule herein referred to. In addition, any other expenses incurred by the Bank at the request or with the consent of the Company will be reimbursed by the Company.

     2.03 The Company agrees to pay all fees and reimbursable expenses due to the Bank in accordance herewith within thirty days following the receipt of the respective billing notice. Upon the request of the Bank, postage and the cost of materials for mailing of dividends, proxies, Company reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Company on or before the mailing of such materials.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE BANK

     The Bank represents and warrants to the Company that:

     3.01 It is a trust company duly organized and existing and in good standing under the laws of the State of New York.

     3.02 It is duly qualified to carry on its business in the State of New
          York.

     3.03 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

     3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     3.05 It has access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Bank that:

     4.01 It is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation.

     4.02 It is empowered under applicable laws and by its corporate organization documents to enter into and perform this Agreement.



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    4.03  All corporate proceedings required by said organization documents have been taken to authorize it to enter into and perform this Agreement.

    4.04 A registration statement under the Securities Act of 1933 is currently effective and appropriate state securities law filings have been made with respect to all Shares of the Company being offered for sale; information to the contrary will result in immediate notification to the Bank.

    4.05 It shall make all filings under federal and state securities laws with regard to the Shares required to be made by or on behalf of the Company.

ARTICLE 5 INDEMNIFICATION

    5.01 The Bank shall not be responsible for, and the Company shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

          (a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to the Agreement, provided that such actions are taken in good faith and without gross negligence or willful misconduct.

          (b) The Company's lack of good faith, negligence or misconduct or which arise out of the breach of any representation or warranty of the Company hereunder.

          (c) The reliance on or use by the Bank or its agents or subcontractors of information, records and documents which (i) are received by the Bank or its agents or subcontractors and furnished to it by or on behalf of the Company, and (ii) have been prepared and/or maintained by the Company or any other authorized person or firm on behalf of the Company. To the extent applicable, such other authorized person or firm shall include any former transfer agent or former registrar, or co-transfer


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          agent or co-registrar or any current registrar where the Bank is not the current registrar.

     (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Company's authorized representative.

     (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

5.02 At any time the Bank may apply to any authorized officer of the Company for instructions, and may consult with competent legal counsel of its choosing (which may be in-house counsel at the Bank) with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by it in good faith reliance upon such instructions or upon the opinion of such counsel. The Bank, its authorized agents and its subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Company reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or other similar means authorized by the Company, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from


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          the Company. The Bank, its agents and subcontractor shall also be protected and indemnified in recognizing Share certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Company, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

    5.03 In the event any party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

    5.04 None of the parties to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or any consequential damages arising out of any act or failure to act hereunder.

    5.05 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which the Company may be required to indemnify the Bank, the Bank shall promptly notify the Company of such assertion, and shall keep the Company advised with respect to all developments concerning such claim. The Company shall have the right to defend against said claim in its own name or in the name of the Bank or at its option to participate with the party seeking indemnification in the defense of such claim. The Bank shall not under any circumstances confess any claim or make any compromise in any case in which the Company may be required to indemnify it except with the Company's prior written consent.

ARTICLE 6 STANDARD OF CARE

    6.01 The Bank shall not be liable for loss or damage due to errors unless said errors are caused by the gross


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          negligence, bad faith, or willful misconduct of any of its employees.

ARTICLE 7 COVENANTS OF THE COMPANY AND THE BANK

     7.01 The Company shall promptly furnish to the Bank the following:

          (a) A certified copy of the resolution of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the appointment of the Bank;

          (b) A copy of its corporate organization documents and all amendments thereto.

          (c) A certificate of the Secretary of the Company certifying the total number of Shares authorized for issuance and the legal description of the Shares.

          (d) A legal opinion of counsel to the Company covering validity of the Shares and their registration or exemption from registration under the Securities Act of 1933, as amended.

          (e) A list of all officers of the Company who shall be authorized to give instructions hereunder, along with the addresses and phone numbers for each. At least three persons shall at all times be set forth on such list.

     7.02 The bank hereby agrees to establish and maintain facilities and procedures for safekeeping of Share certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

     7.03 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. The Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Company and will be preserved, maintained and made available in accordance with the








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                  requirements of the law, and will be surrendered promptly to the Company on and in accordance with its request.

            7.04 The Bank and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

            7.05 In case of any requests or demands for the inspection of the shareholder records of the Company, the Bank will endeavor to notify the Company and to secure instructions from an authorized officer of the Company as to such inspection. The Bank reserves the right, however, upon three business days prior written notice to the Company, to exhibit the shareholder records to any person whenever it is advised by counsel which the Bank believes to be competent and to possess the requisite expertise that it may be held liable for the failure to exhibit the shareholder records to such person. Notwithstanding the foregoing, if counsel to the Bank advises the Bank that an inspection is required in less than the three business days in which the Bank would be required to give prior notice to the Company, the Bank may permit such inspection notwithstanding the failure to give such three business day prior notice. It is hereby acknowledged by the Company that the Bank's then current U.S. counsel for the majority of the Bank's depositary receipt and/or transfer agent matters shall be deemed satisfactory for purposes of issuing any opinions for the Bank hereunder.

            7.06 The Company shall provide the Bank as soon as practicable after the date hereof with a mechanism to enable registered and beneficial owners of Shares to obtain at source the favorable withholding tax


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                  treatment provided by the Tax Convention of December 18, 1992 between The Netherlands and the United States.

           7.07 Before countersigning for original issue any registered certificates the Company shall furnish the Bank with sufficient funds in U.S. dollars to pay all applicable stock stamp taxes, if any, on such issue. The Bank shall be entitled to rely on the information furnished to the Bank by the Company regarding the amount of such tax. The Company will indemnify the Bank and hold it harmless for any additional amounts the Bank becomes liable to pay. If no such taxes are payable, the Bank shall be furnished with an opinion of counsel to that effect.

     ARTICLE 8    TERMINATION OF AGREEMENT

           8.01   This Agreement may be terminated by either party upon ninety
                  (90) days written notice to the other. However, the Bank may terminate this Agreement upon written notice to the Company, if the Company has breached its obligation set forth in
                  Article 2 by failing to make payment of invoices for a period of three consecutive months and the Company has failed to cure such breach within five business days of receipt of such notice.

           8.02 Should the Company exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Company.

     ARTICLE 9    ASSIGNMENT

           9.01 Except as provided in Section 9.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the written consent of the other parties.

           9.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

           9.03 The Bank may, without further consent on the part of the Company, subcontract for the performance hereof with (i) Boston Equiserve Limited Partnership which is duly registered as a transfer agent pursuant to Section


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           17A(c)(1) of the Securities Exchange Act of 1934 ("Section
           17A(c)(1)"), (ii) a subsidiary thereof duly registered as a transfer agent pursuant to Section 17A(c)(1), or (iii) an affiliate thereof; provided, however, that the Bank shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

ARTICLE 10 NOTICES

    10.01 The Company will furnish the Bank with forms of important notices in sufficient quantities to be sent to the registered owners of Shares resident in the United States and/or banks, brokers and nominees and nonresidents of the United States holding Shares, setting forth information relating to the payment of dividends.

    10.02 All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid) or (d) in the case of the print-out of the share register pursuant to
           Section 1.02(a)(vi), by postal carrier. Any such notice shall be sent:

                              if to the Bank, to:

                                      Morgan Guaranty Trust Company
                                           of New York
                                      60 Wall Street (36th Floor)
                                      New York, New York 10260
                                      Attention: ADR Administration
                                      Fax: (212) 648-5104 or 5105

or to such other address as the Bank shall have specified to the Company in writing.



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                  if to the Company, to:

                           New Holland N.V.
                           950 Great West Road
                           Brentford, Middlesex TW8 9ES
                           United Kingdom
                           Attn: Corporate Secretary
                           Fax: 44-181-479-8841

or to such other address as the Company shall have specified to the Bank in writing.

Notices under this Section 10.02 shall be deemed given when first received.

ARTICLE 11 AMENDMENT

     11.01 This Agreement may be amended or modified by a written agreement executed by each party and authorized or approved by a resolution of the Boards of Directors of the Company.

ARTICLE 12 NEW YORK LAW TO APPLY

     12.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York applicable to contracts executed and to be fully performed within such State.

ARTICLE 13 MERGER OF AGREEMENT

     13.01 This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

ARTICLE 14 COUNTERPARTS

     14.01 This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.


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                                   SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly executed officers, as of the day and year first above written.


                                          NEW HOLLAND N.V.

                                          By: /s/ ROBERTO MIOTTO
                                             -----------------------------------
                                          Name:  Roberto Miotto
                                          Title: Vice President, General Counsel
                                                 and Secretary

ATTEST:

[ILLEGIBLE]
--------------------------------------

                                          Morgan Guaranty Trust Company
                                                 of New York

                                          By: /s/ JORDANA CHUTTER
                                          --------------------------------------
                                          Name:  Jordana Chutter
                                          Title: Vice President

ATTEST:


--------------------------------------


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